SULLIVAN BROADCASTING COMPANY, INC.
(IN THOUSANDS)                                                      EXHIBIT 12.1


                                             1992       1993       1994       1995       1996
                                           ========   ========   ========   ========   ========
EARNINGS:
 Income (Loss) before provision
  for income taxes, effect of
  accounting change and
  extraordinary item                        (13,809)    (2,595)     7,878     17,581    (25,151)

FIXED CHARGES:
 Interest expense, including
  amortization of debt discount and
  deferred debt issuance costs               18,141     17,648     18,587     17,777     34,411

INTEREST COMPONENT OF RENTAL EXPENSE:
 30% of rent expense                            208        187        191        207        225
                                           --------   --------   --------   --------   --------
TOTAL FIXED CHARGES                          18,349     17,835     18,778     17,984     34,636
                                           ========   ========   ========   ========   ========
EARNINGS                                      4,540     15,240     26,656     35,565      9,485
                                           ========   ========   ========   ========   ========

RATIO OF EARNINGS TO FIXED CHARGES               --         --        1.4        2.0         --
                                           ========   ========   ========   ========   ========
DEFICIT OF EARNINGS TO FIXED CHARGES        (13,809)    (2,595)        --         --    (25,151)
                                           ========   ========   ========   ========   ========
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